Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Nathan Elwell

VP of IR

847-530-0249

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS REPORTS SECOND QUARTER

2023 RESULTS

Delivered Improved Year-over-Year Results in Both Segments

Second Quarter Highlights:

●	Net Sales increased 10.5% to a record of $207.3 million
●	Gross Profit improved 19.8% to $61.4 million
●	Net Income increased 35.2% to $24.0 million, or $1.01 of Diluted EPS
●	Adjusted EBITDA increased 26.9% to $43.3 million
●	Attachments produced record revenue and 30% EBITDA margin
●	Reiterated 2023 guidance ranges
●	Paid $0.295 per share cash dividend

July 31, 2023 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer and upfitter of work truck attachments and equipment, today announced financial results for the second quarter ended June 30, 2023.

Bob McCormick, President, and CEO stated. “We produced improved results across virtually every metric this quarter when compared to last year, with our Attachments team performing better than expected, and our Solutions team delivering noteworthy improvements. I am pleased to report that inflationary pressures are starting to ease, although some supply chain challenges continue. We remain focused on adapting and implementing modifications to our operations to address these ongoing issues. I’d like to thank every one of our team members for the ingenuity and dedication they have shown as we pursue our commitment to get better every day.”

Consolidated Second Quarter 2023 Results

$ in millions (except Margins & EPS)	Q2 2023	Q2 2022
Net Sales	$207.3	$187.6
Gross Profit Margin	29.6%	27.3%

Income from Operations	$34.6	$25.6
Net Income	$24.0	$17.7
Diluted EPS	$1.01	$0.75

Adjusted EBITDA	$43.3	$34.1
Adjusted EBITDA Margin	20.9%	18.2%
Adjusted Net Income	$26.3	$20.1
Adjusted Diluted EPS	$1.11	$0.85

Douglas Dynamics – Second Quarter 2023

●	Consolidated second quarter 2023 Net Sales increased by 10.5%, compared to the previous record 2Q22 net sales, mainly driven by increased volumes and pricing adjustments in both segments.
●	Gross profit grew 19.8% and gross profit margin increased 230 basis points due to increased volumes and pricing adjustments.
●

Selling, general, and administrative expenses increased 5.0% to $24.2 million during the second quarter 2023, due to higher salaries and benefits, partially offset by implementing cost control initiatives as part of the ‘low snowfall playbook’.

●	Interest expense increased to $3.7 million primarily due to higher interest on our revolver borrowings.
●	The effective tax rate was 22.0% and 23.2% for the second quarters of 2023 and 2022, respectively.
●

The impact of higher volumes and pricing adjustments continued to flow through to the bottom line as Net Income increased 35.2% to $24.0 million compared to second quarter 2022, which equates to $1.01 of diluted earnings per share.

●	Adjusted EBITDA increased 26.9% to $43.3 million compared to the same period last year.

Work Truck Attachments Segment Second Quarter 2023 Results

$ in millions (except Adjusted EBITDA Margin)	Q2 2023	Q2 2022
Net Sales	$141.2	$130.4
Adjusted EBITDA	$42.3	$33.6
Adjusted EBITDA Margin	30.0%	25.8%

●	For the second quarter of 2023, Work Truck Attachment Net Sales were a record $141.2 million, an 8% increase over the prior year period, due to increased pre-season shipments compared to last year.
●

Adjusted EBITDA increased by $8.7 million, or 25.9%, to $42.3 million compared to the second quarter of 2022, due to higher volumes, pricing adjustments, product mix, and improved production efficiencies.

●

Historically, the ratio between pre-season revenue typically ranges from 60-40 to 45-55 between the second and third quarters. For 2023, the mix is expected to be closer to 60-40 between 2Q and 3Q, compared to the 2022 pre-season where the mix was approximately 55-45. In addition, third quarter 2023 EBITDA margins are expected to be closer to 3Q22 EBITDA margins due to the expected difference in volumes.

McCormick noted, “The Attachments team turned in a remarkable performance this quarter given the below average snow season. Our higher-than-average inventory going into the quarter, coupled with outstanding execution from our team, allowed us to ship more orders in 2Q this year. With approximately 60% of preseason orders shipped, and impressive profitability, the team exceeded even the excellent results we produced last year.”

Douglas Dynamics – Second Quarter 2023

Work Truck Solutions Segment Second Quarter 2023 Results

$ in millions (except Adjusted EBITDA Margin)	Q2 2023	Q2 2022
Net Sales	$66.0	$57.2
Adjusted EBITDA	$1.0	$0.5
Adjusted EBITDA Margin	1.5%	0.9%

●

Work Truck Solutions Net Sales increased $8.8 million, or 15.5%, compared to the second quarter of 2022, due to pricing increases, higher volumes, and a slight improvement in chassis supply of certain types of class 3-6 work trucks.

●	Adjusted EBITDA improved compared to second quarter 2022, but performance continues to be impacted by supply chain inefficiencies.
●	Minor improvements in profitability are expected in the second half of 2023, and the goal of delivering improved mid-single digit EBITDA margins for the year remains intact.

“While supply chain constraints continue, demand for our products and services remains positive, we are still maintaining a near-record backlog, and we have seen some slight improvement in chassis supply. While we are a long way from what we’d consider normal conditions, we are hopeful that the situation is more stable and will slowly improve as we work through 2024,” said McCormick.

Dividend & Liquidity

●

A quarterly cash dividend of $0.295 per share of the Company's common stock was declared on June 5, 2023, and paid on June 30, 2023, to stockholders of record as of the close of business on June 16, 2023.

●	Net Cash Used in Operating Activities for the first six months of 2023 increased to $(66.2) million from $(58.2) million in the same period 2022.
●

Free Cash Flow for the first six months of 2023 decreased to $(71.5) million from $(63.8) million for the same period 2022, largely due to a decrease in Accounts Payable related to timing of supplier payments.

Outlook

Sarah Lauber, Executive Vice President, and CFO explained, “We are reiterating the guidance ranges we set in April 2023 in light of the positive ongoing demand dynamics and robust backlog in the Solutions segment, plus the resilience of demand that we’ve seen so far during pre-season in the Attachments segment. In addition, we continue to drive operational improvements that we believe will provide long-term benefits, and explore opportunities to help drive sustainable organic top and bottom-line growth.”

Douglas Dynamics – Second Quarter 2023

2023 financial outlook:

●	Net Sales are expected to be between $620 million and $650 million.
●	Adjusted EBITDA is predicted to range from $85 million to $100 million.
●	Adjusted Earnings Per Share are expected to be in the range of $1.55 per share to $2.00 per share.
●	The effective tax rate is expected to be approximately 24% to 25%.
●

The outlook assumes relatively stable economic conditions, slightly improving supply of chassis and components, and that Company’s core markets will experience average snowfall levels in the fourth quarter of 2023.

With respect to the Company’s 2023 guidance, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various extraordinary, nonrecurring, or unusual charges and other certain items. These items have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. As a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

Earnings Conference Call Information

The Company will host a conference call on Tuesday, August 1, 2023, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To join the conference call, please dial (833) 634-5024 domestically, or (412) 902-4205 internationally.

The call will also be available via the Investor Relations section of the Company’s website at www.douglasdynamics.com. For those who cannot listen to the live broadcast, replays will be available for one week following the call.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of commercial work truck attachments and equipment. For more than 75 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments: First, the Work Truck Attachments segment, which includes commercial snow and ice control equipment sold under the FISHER®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions under the HENDERSON® brand, and the DEJANA® brand and its related sub-brands.

Douglas Dynamics – Second Quarter 2023

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The non-GAAP measures used in this press release are Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share, and Free Cash Flow. The Company believes that these non-GAAP measures are useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies. Reconciliations of these non-GAAP measures to the nearest comparable GAAP measures can be found immediately following the Consolidated Statements of Cash Flows included in this press release.

Adjusted EBITDA represents net income before interest, taxes, depreciation, and amortization, as further adjusted for certain charges consisting of unrelated legal and consulting fees, stock-based compensation, severance, restructuring charges, and incremental costs incurred in 2022 related to the COVID-19 pandemic. Such COVID-19 related costs included increased expenses directly related to the pandemic, and did not include either production related overhead inefficiencies or lost or deferred sales. We believe these costs were out of the ordinary, unrelated to our business and not representative of our results. The Company uses Adjusted EBITDA in evaluating the Company’s operating performance because it provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Adjusted Net Income and Adjusted Earnings Per Share (calculated on a diluted basis) represents net income and earnings per share (as defined by GAAP), excluding the impact of stock-based compensation, severance, restructuring charges, certain charges related to unrelated legal fees and consulting fees, incremental costs incurred in 2022 related to the COVID-19 pandemic, and adjustments on derivatives not classified as hedges, net of their income tax impact. Such COVID-19 related costs included increased expenses directly related to the pandemic, and did not include either production related overhead inefficiencies or lost or deferred sales. We believe these costs were out of the ordinary, unrelated to our business and not representative of our results. Adjustments on derivatives not classified as hedges are non-cash and are related to overall financial market conditions; therefore, management believes such costs are unrelated to our business and are not representative of our results. Management believes that Adjusted Net Income and Adjusted Earnings Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

Free Cash Flow is a non-GAAP financial measure that we define as net cash provided by (used in) operating activities less capital expenditures. Free Cash Flow should be evaluated in addition to, and not considered a substitute for, other financial measures such as Net Income and Net Cash Provided by (Used in) Operating Activities. We believe that free cash flow represents our ability to generate additional cash flow from our business operations.

Douglas Dynamics – Second Quarter 2023

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources. These statements are often identified by use of words such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments, and business strategies. Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, including as a result of global climate change, our ability to manage general economic, business and geopolitical conditions, including the impacts of natural disasters, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as the COVID-19 pandemic, our inability to maintain good relationships with our distributors, our inability to maintain good relationships with the original equipment manufacturers with whom we currently do significant business, lack of available or favorable financing options for our end-users, distributors or customers, increases in the price of steel or other materials, including as a result of tariffs or inflationary conditions, necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel or freight, a significant decline in economic conditions, including as a result of global health epidemics such as COVID-19, the inability of our suppliers and original equipment manufacturer partners to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends or out ability to execute repurchases under out stock repurchase program, our inability to compete effectively against competition, our inability to achieve the projected financial performance with the business of Henderson Enterprises Group, Inc., which we acquired in 2014, or the assets of Dejana Truck & Utility Equipment Company, Inc., which we acquired in 2016, and unexpected costs or liabilities related to such acquisitions or any future acquisitions, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2022 and any subsequent Form 10-Q filings. You should not place undue reliance on these forward-looking statements. In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Douglas Dynamics – Second Quarter 2023

Financial Statements

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2023	2022
	(unaudited)	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$3,384	$20,670
Accounts receivable, net	139,354	86,765
Inventories	148,912	136,501
Inventories - truck chassis floor plan	5,264	1,211
Refundable income taxes paid	-	-
Prepaid and other current assets	7,677	7,774
Total current assets	304,591	252,921

Property, plant, and equipment, net	67,417	68,660
Goodwill	113,134	113,134
Other intangible assets, net	126,329	131,589
Operating lease - right of use asset	16,376	17,432
Non-qualified benefit plan assets	9,482	8,874
Other long-term assets	3,871	4,281
Total assets	$641,200	$596,891

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$22,686	$49,252
Accrued expenses and other current liabilities	30,276	30,484
Floor plan obligations	5,264	1,211
Operating lease liability - current	5,023	4,862
Income taxes payable	2,656	3,485
Short term borrowings	74,000	-
Current portion of long-term debt	11,137	11,137
Total current liabilities	151,042	100,431

Retiree benefits and deferred compensation	15,770	14,650
Deferred income taxes	28,575	29,837
Long-term debt, less current portion	189,632	195,299
Operating lease liability - noncurrent	12,696	14,025
Other long-term liabilities	5,325	5,547

Total stockholders' equity	238,160	237,102
Total liabilities and stockholders' equity	$641,200	$596,891

Douglas Dynamics – Second Quarter 2023

Douglas Dynamics, Inc.

Consolidated Statements of Income

(In thousands, except share and per share data)

	Three Month Period Ended		Six Month Period Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
	(unaudited)		(unaudited)

Net sales	$207,267	$187,561	$289,812	$290,162
Cost of sales	145,904	136,328	217,174	217,865
Gross profit	61,363	51,233	72,638	72,297

Selling, general, and administrative expense	24,172	23,024	46,614	44,397
Intangibles amortization	2,630	2,630	5,260	5,260

Income from operations	34,561	25,579	20,764	22,640

Interest expense, net	(3,736)	(2,473)	(6,600)	(4,586)
Other income (expense), net	(89)	(16)	(54)	111
Income before taxes	30,736	23,090	14,110	18,165

Income tax expense	6,772	5,365	3,256	4,348

Net income	$23,964	$17,725	$10,854	$13,817

Weighted average number of common shares outstanding:
Basic	22,974,508	22,907,414	22,940,863	22,944,769
Diluted	22,974,508	22,907,414	22,940,863	22,947,352

Earnings per share:
Basic earnings per common share attributable to common shareholders	$1.02	$0.76	$0.46	$0.59
Earnings per common share assuming dilution attributable to common shareholders	$1.01	$0.75	$0.45	$0.58
Cash dividends declared and paid per share	$0.30	$0.29	$0.59	$0.58

Douglas Dynamics – Second Quarter 2023

Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Six Month Period Ended
	June 30, 2023	June 30, 2022
	(unaudited)

Operating activities
Net income	$10,854	$13,817
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	10,799	10,393
Loss (Gain) on disposal of fixed asset	(60)	130
Amortization of deferred financing costs and debt discount	292	244
Stock-based compensation	4,236	5,053
Adjustments on derivatives not designated as hedges	(344)	(344)
Provision for losses on accounts receivable	350	50
Deferred income taxes	(1,262)	1,049
Non-cash lease expense	1,055	2,310
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(52,939)	(56,905)
Inventories	(12,411)	(27,499)
Prepaid assets, refundable income taxes paid and other assets	81	2,634
Accounts payable	(25,513)	(8,350)
Accrued expenses and other current liabilities	(1,037)	(139)
Benefit obligations and other long-term liabilities	(328)	(647)
Net cash used in operating activities	(66,227)	(58,204)

Investing activities
Capital expenditures	(5,290)	(5,580)
Net cash used in investing activities	(5,290)	(5,580)

Financing activities
Repurchase of common stock	--	(6,001)
Payments of financing costs	(334)	--
Dividends paid	(13,810)	(13,514)
Net revolver borrowings	74,000	58,000
Repayment of long-term debt	(5,625)	(5,624)
Net cash provided by financing activities	54,231	32,861
Change in cash and cash equivalents	(17,286)	(30,923)
Cash and cash equivalents at beginning of period	20,670	36,964
Cash and cash equivalents at end of period	$3,384	$6,041

Non-cash operating and financing activities
Truck chassis inventory acquired through floorplan obligations	$5,627	$1,303

Douglas Dynamics – Second Quarter 2023

Douglas Dynamics, Inc.

Segment Disclosures (unaudited)

(In thousands)

	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022

Work Truck Attachments
Net Sales	$141,221	$130,364	$160,467	$176,140
Adjusted EBITDA	$42,296	$33,589	$32,065	$36,633
Adjusted EBITDA Margin	30.0%	25.8%	20.0%	20.8%

Work Truck Solutions
Net Sales	$66,046	$57,197	$129,345	$114,022
Adjusted EBITDA	$965	$513	$3,822	$2,105
Adjusted EBITDA Margin	1.5%	0.9%	3.0%	1.8%

Douglas Dynamics, Inc.

Free Cash Flow reconciliation (unaudited)

(In thousands)

	Three month period ended June 30,		Six month period ended June 30,
	2023	2022	2023	2022

Net cash used in operating activities	$(9,311)	$(32,211)	$(66,227)	$(58,204)
Acquisition of property and equipment	(2,542)	(3,382)	(5,290)	(5,580)
Free cash flow	$(11,853)	$(35,593)	$(71,517)	$(63,784)

Douglas Dynamics – Second Quarter 2023

Douglas Dynamics, Inc.

Net Income to Adjusted EBITDA reconciliation (unaudited)

(In thousands)

	Three month period ended June 30,		Six month period ended June 30,
	2023	2022	2023	2022

Net income	$23,964	$17,725	$10,854	$13,817

Interest expense - net	3,736	2,473	6,600	4,586
Income tax expense	6,772	5,365	3,256	4,348
Depreciation expense	2,812	2,574	5,539	5,133
Intangibles amortization	2,630	2,630	5,260	5,260
EBITDA	39,914	30,767	31,509	33,144

Stock-based compensation	3,279	3,153	4,236	5,053
Other charges (1)	68	182	142	541
Adjusted EBITDA	$43,261	$34,102	$35,887	$38,738

(1)	Reflects unrelated legal, severance, restructuring, consulting fees, and incremental costs incurred related to the COVID-19 pandemic for the periods presented.

Douglas Dynamics – Second Quarter 2023

Douglas Dynamics, Inc.

Reconciliation of Net Income to Adjusted Net Income (unaudited)

(In thousands, except share and per share data)

	Three month period ended June 30,		Six month period ended June 30,
	2023	2022	2023	2022

Net income	$23,964	$17,725	$10,854	$13,817
Adjustments:
Stock based compensation	3,279	3,153	4,236	5,053
Adjustments on derivative not classified as hedge (1)	(172)	(172)	(344)	(344)
Other charges (2)	68	182	142	541
Tax effect on adjustments	(794)	(791)	(1,009)	(1,312)
Adjusted net income	$26,345	$20,097	$13,879	$17,755

Weighted average basic common shares outstanding	22,974,508	22,907,414	22,940,863	22,944,769
Weighted average common shares outstanding assuming dilution	22,974,508	22,907,414	22,940,863	22,947,352

Adjusted earnings per common share - dilutive	$1.11	$0.85	$0.58	$0.75

GAAP diluted earnings per share	$1.01	$0.75	$0.45	$0.58
Adjustments net of income taxes:

Stock based compensation	0.11	0.10	0.14	0.17
Adjustments on derivative not classified as hedge (1)	(0.01)	(0.01)	(0.01)	(0.01)
Other charges (2)	-	0.01	-	0.01

Adjusted diluted earnings per share	$1.11	$0.85	$0.58	$0.75

(1)	Reflects non-cash mark-to-market and amortization adjustments on an interest rate swap not classified as a hedge for the periods presented.
(2)	Reflects unrelated legal, severance, restructuring, consulting fees, and incremental costs incurred related to the COVID-19 pandemic for the periods presented.